SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549

                                     FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number  0-23983


                       APPLE RESIDENTIAL INCOME TRUST, INC.
                       ------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


        306 East Main Street, Richmond, Virginia  23219    (804) 643-1761
        -----------------------------------------------------------------
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                 Common Shares
                          ---------------------------
            (Title of each class of securities covered by this Form)

                                     None
                          ---------------------------
          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [X]          Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(1)(ii)    [ ]
     Rule 12g-4(a)(2)(i)     [ ]          Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(ii)    [ ]          Rule 12h-3(b)(2)(ii)     [ ]
     Rule 12h-3(b)(1)(i)     [ ]          Rule 15d-6               [ ]

Approximate number of holders of record as of the certification or notice date:

                                    1 (one)
                                  -----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, CORNERSTONE REALTY INCOME TRUST, INC., successor issuer by merger with respect to APPLE RESIDENTIAL INCOME TRUST, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  August 4, 1999               BY: /s/ Glade M. Knight
                                        ---------------------------------
                                        Glade M. Knight
                                        Chief Executive Officer of
                                        Cornerstone Realty Income Trust, Inc.